Management & Consulting Agreement

This Management & Consulting Agreement ("Agreement") is made and entered into effective as of the 7th day of October 2005, by and between Analytical Surveys, Inc., a Colorado corporation ("ASI"), and Wind Lake Solutions, Inc., a Wisconsin corporation, ("Consultant"). (ASI and Consultant may herein be referred to individually as the "Party" and collectively as the "Parties").

Recitals.

WHEREAS, ASI owns, operates and maintains facilities and operations in Waukesha, Wisconsin (the "Business"); and

WHEREAS, Consultant, directly and through its affiliates, has expertise in providing management services of facilities, projects and personnel, including management and supervision of project managers, production managers, production staff, technical support staff, and administrative staff; and

WHEREAS, ASI desires to retain Consultant to provide certain management services to the Business, and Consultant desires to provide such management services, all in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the promises and the agreements of ASI and Consultant set forth below, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1. Authority and Responsibility. For the Term of the Agreement as defined herein, Consultant agrees to provide personnel, project and facility management services to the Business in a professional and workmanlike manner as provided herein and shall be afforded the following authority and responsibilities:

a. Project Management. Consultant shall supervise and manage personnel of the Business, including, but not limited to, supervision and management of project managers, production managers, production staff, technical support staff, and administrative staff.

b. Facility Management & Relocation. Consultant shall actively seek more economic and efficient production and operational facilities on behalf of the Business and ASI. ASI, in its sole discretion, may approve or reject relocation recommendations provided such approval shall not be unreasonably withheld. Upon approval by the executive management of ASI, the actual costs, expenses, and fees associated with facility and operational relocation shall be paid by ASI. Consultant may utilize ASI facilities on a temporary or permanent basis as provided in Exhibit I. Upon relocation of facilities and operations jointly utilized by Consultant and ASI, both Parties agree to prorate the actual expenses, fees, and costs of the facilities based upon the amount of square footage of utilized space as more particularly provided for in Exhibit II, subject to ASI's release from its current lease and related obligations for any current ASI facilities.

c. Responsibilities. From time to time, Consultant shall recommend staffing and personnel changes to the executive management of ASI, including, but not limited to, compensation adjustments, termination, and new employment arrangements. ASI, in its sole discretion, may approve or reject recommendations provided such approval shall not be unreasonably withheld. Upon approval by the executive management of ASI, the recommended change may be implemented by either Party.

d. Employee Payroll & Benefit Administration. Personnel of the Business shall remain employees of ASI and on ASI's payroll and shall continue to receive benefits until such time as a change in this administration is agreed to by the written consent of both Parties. ASI shall consider all proposals of Consultant regarding employee payroll and benefit administration recommendations. The executive management of ASI may, in its sole discretion, approve or reject such recommendations provided such approval shall not be unreasonably withheld.

e. Employee Leasing. During the Term of this agreement and for a six (6) month period following the end of the Term, Consultant may lease personnel of the Business to perform duties and responsibilities of Consultant under Consultant's contracts. ASI may lease Consultant's personnel to perform duties and responsibilities of ASI under ASI's contracts. The rate for such employee leasing shall be provided in Exhibit III. Consultant, in its sole discretion, shall manage the leasing of employees by both Consultant and ASI, provided, however, that Consultant shall seek to optimize the use of personnel for the benefit of ASI's contracts.

f. Financial Reporting. ASI shall continue to utilize the ASI proprietary PTS time keeping system and the project financial plans management tools. ASI and Consultant shall have access to these systems at all times and without restriction. The executive management of ASI and Consultant shall conduct monthly project reviews of the financial reporting and administration systems. However, ASI shall continue to exclusively administer the customer billing, collection, vendor invoices, and payments systems of the Business.

2. Information Technology. ASI shall maintain all of the information technology networks of the Business. From time to time, Consultant shall review the software license and maintenance contracts of the Business and make recommendations regarding adjustments to said licenses and maintenance contracts. The executive management of ASI shall consider all proposals from Consultant for administration of the information technology network, provided, however, that ASI, in its sole discretion, may accept or reject such recommendations.

3. Compensation. In consideration of Consultant entering into this Agreement and providing the management and consulting services to ASI during the Term hereof, ASI shall pay to Consultant a fee each month ("Monthly Fee") equal to fifty percent (50%) of the revenue less actual expenses and allocations as calculated in Exhibit IV ("Net Profit") of the Business or a flat sum as provided in Exhibit V, whichever is greater. The process for payment of the Monthly Fee is provided for in Exhibit V. This Section 3 applies to the specific customers and projects defined in Exhibit VI.

4. Term. The Term of this Agreement shall commence on the date of execution by both Parties of the Agreement and shall continue for a period of one year. The Agreement may be renewed for an additional term of one year upon the written consent of both Parties.

5. Termination. This Agreement shall remain in full force and effect until terminated as provided below:

a. ASI or Consultant may terminate this Agreement upon ninety (90) days written notice to either Party; or

b. If either Party breaches any material provision of this Agreement, and the non-breaching Party provides written notice to the breaching Party detailing the breach, and the breaching Party fails to cure such breach within thirty (30) days of receipt of this notice, then the non-breaching Party shall have the right to terminate this Agreement immediately.

6. Option to Purchase. Consultant shall have the exclusive right to purchase the assets of the Business on or after April 1, 2006, for a price equal to twice the contribution margin (as calculated in ASI's proprietary project plan management tools, sample in Exhibit VII) of ASI projects pending completion as of the date of the purchase of the assets identified in Exhibit VI as Included Customers & Projects and Future Projects for Included Customers. Such purchase shall be subject to a further definitive agreement containing customary terms and conditions for similar agreements. This option shall expire upon the termination or expiration of this Agreement. If Consultant exercises this Option to Purchase, then ASI and Consultant shall agree not to compete with each other in matters involving the Business or Wind Lake Solutions service offerings for a period of two years after the purchase date.

7. Confidentiality. All confidential or proprietary information and documentation (the "Confidential Information") relating to either Party disclosed in connection with this Agreement subsequent to the date hereof shall be held in confidence by the other Party to the same extent and in at least the same manner as such Party protects its own confidential or proprietary information of a similar nature. Neither Party shall disclose, publish, release, transfer or otherwise make available the Confidential Information of the other Party in any form to, or for the use or benefit of, any person or entity without the other Party's approval. Each Party shall, however, be permitted to disclose relevant aspects of the other Party's Confidential Information to its officers, agents and employees and to the officers, agents and employees of its affiliates to the extent that such disclosure is reasonably necessary to the performance of its duties and obligations under this Agreement. Notwithstanding anything in this Section 7 to the contrary, the term "Confidential Information" shall not include information that any Party demonstrates (a) was or becomes generally available to the public other than as a result of a disclosure by such Party or (b) was available, or becomes available, to such Party on a non-confidential basis prior to its disclosure to such Party by the disclosing Party, provided that the source of such information is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing Party or any other Party with respect to such information.

8. Independent Contractor Relationship. The relationship between ASI and Consultant under this Agreement is that of independent contract. Nothing in this Agreement shall be construed as creating a relationship between ASI and Consultant of joint venturers, partners, employer-employee, or agent. Neither Party has the authority to create any obligations for the other, or to bind the other to any representation or document.

9. INDEMNIFICATION. CONSULTANT SHALL, AT ITS SOLE EXPENSE, DEFEND ASI AGAINST ANY THIRD PARTY CLAIM, DEMAND, OR SUIT ("CLAIM") ALLEGING THAT CONSULTANT, ITS EMPLOYEES OR OFFICERS WAS, IN CONNECTION WITH THIS AGREEMENT, GROSSLY NEGLIGENT OR COMMITTED AN INTENTIONAL WRONGFUL ACT THAT CAUSED INJURY TO A PERSON OR DAMAGE TO PROPERTY, AND SHALL INDEMNIFY AND HOLD ASI HARMLESS FROM AND AGAINST ANY AND ALL DAMAGES FINES, PENALTIES, COSTS, EXPENSES AND FEES (INCLUDING REASONABLE ATTORNEYS' FEES) INCURRED BY, OR AWARDED OR ASSESSED AGAINST, ASI IN ASSOCIATION WITH SUCH CLAIM, OR REACHED THROUGH A NEGOTIATED SETTLEMENT OF SUCH CLAIM.

ASI SHALL, AT ITS SOLE EXPENSE, DEFEND CONSULTANT AGAINST ANY THIRD PARTY CLAIM, DEMAND, OR SUIT ("CLAIM") ALLEGING THAT ASI, ITS EMPLOYEES OR OFFICERS WAS, IN CONNECTION WITH THIS AGREEMENT, GROSSLY NEGLIGENT OR COMMITTED AN INTENTIONAL WRONGFUL ACT THAT CAUSED INJURY TO A PERSON OR DAMAGE TO PROPERTY, AND SHALL INDEMNIFY AND HOLD CONSULTANT HARMLESS FROM AND AGAINST ANY AND ALL DAMAGES, FINES, PENALTIES, COSTS, EXPENSES AND FEES (INCLUDING REASONABLE ATTORNEYS' FEES) INCURRED BY, OR AWARDED OR ASSESSED AGAINST, CONSULTANT IN ASSOCIATION WITH SUCH CLAIM, OR REACHED THROUGH A NEGOTIATED SETTLEMENT OF SUCH CLAIM.

10. Miscellaneous.

a. Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof, and it supersedes any and all other prior or contemporaneous negotiations or settlements, whether written or oral, between the Parties hereto.

b. Severability. If any provision or provisions of this Agreement are rendered by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality, or unenforceability shall not affect the remainder of this Agreement which shall remain in full force and effect and be enforced in accordance with its remaining terms.

c. Notices. Any notice given under this Agreement shall be sufficient, if in writing and either delivered, by a recognized national overnight delivery service, sent by fax (facsimile transmissions), or mailed by certified mail, return receipt requested, postage prepaid, to the Consultant at its principal place of business and to ASI at its principal place of business. Any communication sent by certified mail, return receipt requested, shall be deemed given when deposited in the mail, properly addressed, postage prepaid. Any communication sent by means other than mail shall be deemed given when received by the recipient.

d. Governing Law. This Agreement shall be governed by, construed in accordance with, and enforced under the laws of the State of Wisconsin. Any action to enforce or interpret this Agreement shall be settled by arbitration in Milwaukee, Wisconsin, in accordance with the rules of the American Arbitration Association for commercial disputes before an arbitrator licensed to practice law and familiar with commercial disputes. Judgment upon the award rendered by the arbitrators(s) may be entered in any court having jurisdiction thereof. Said award shall include reasonable attorneys' fees, court costs, and any other costs or charges reasonably necessary to adjudicate the controversy, in addition to any and all damages deemed fair by the arbitrator(s), plus interest thereon until date of payment of the award at the maximum lawful rate in Wisconsin State. It is expressly agreed between the Parties that the arbitration procedure outlined herein is the sole and exclusive remedy of either Party or Parties. Each Party expressly waives any and all other legal remedies in any court or Tribunal in any jurisdiction. This Agreement shall be binding upon and inure to the benefit of Consultant and Company, their respective heirs, personal representatives, executors, administrators, successors and assigns.

e. Amendment. This Agreement shall not be changed, amended, modified or revised in any minor or material respect, except by a dated written instrument executed by both Parties.

f. Assignment. The Parties agree that this Agreement shall not be assignable without the written consent of both Parties.

g. Limitation of Liability. Consultant, its employees or officers, in connection with this Agreement, shall not be liable for indirect or consequential damages, except with respect to claims concerning intentional misconduct by Consultant, its employees, or officers. ASI, its employees or officers, in connection with this Agreement, shall not be liable for indirect or consequential damages, except with respect to claims concerning intentional misconduct by ASI, its employees, or officers.

h. Force Majeure. Notwithstanding any other provision of this Agreement, Consultant shall not be liable for any interruption of any Service or for any delay or failure to perform under this Agreement when such interruption, delay or failure results, in whole or in part, from any consequence, direct or indirect, of a breakdown, damage or destruction of plant or equipment, delay in, shortage of, or inability to secure fuel, utilities, services, materials, transportation or labor, enemy or hostile action, sabotage, war, blockade, insurrection, riot, epidemic, flood, earthquake, washout, nuclear or radiation activity or fall-out, civil disturbance, explosion, lightning, fire or other casualty, or any other cause, whether similar to or dissimilar from the foregoing, or any other circumstance beyond the control of Consultant, whether or not avoidable by the exercise of reasonable foresight, as applicable (each a "Force Majeure Event"). In the event of a Force Majeure Event, the Parties' obligations hereunder shall be postponed for such time as Consultant's performance is suspended or delayed on account thereof. Consultant shall promptly notify ASI, either orally or in writing, upon learning of the occurrence of a Force Majeure Event. Upon the cessation of such Force Majeure Event, Consultant will use commercially reasonable efforts to resume the performance of the Agreement within a reasonable time thereafter.

IN WITNESS WHEREOF, the Parties sign this Agreement effective as of the date first above written.

ASI:

Analytical Surveys, Inc.

CONSULTANT:

Wind Lake Solutions, Inc.